Brown & Brown, Inc.

Policy Regarding the Mandatory Recovery of Compensation

Effective October 18, 2023

1. Applicability. This Policy Regarding the Mandatory Recovery of Compensation (this “Policy”) applies to any Incentive-Based Compensation paid to the Executive Officers of Brown & Brown, Inc. (the “Company”). This Policy is intended to comply with and be interpreted in accordance with the requirements of Rule 10D-1 under the Exchange Act, Section 303A.14 (“Section 303A.14”) of the New York Stock Exchange (“NYSE”) Listed Company Manual and any related rules or regulations adopted by Securities and Exchange Commission (the “Commission”) or the NYSE (the “Applicable Rules”). To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules. Certain capitalized terms are defined in Section 4 hereof.

2. Recovery.

2.1 Triggering Event. Except as provided herein and subject to Section 2.2 below, in the event that the Company is required to prepare a Financial Restatement, the Company shall recover any Recoverable Amount of any Incentive-Based Compensation received by a current or former Executive Officer during the Look-Back Period. The Recoverable Amount shall be repaid to the Company within a reasonably prompt time after the current or former Executive Officer is notified in writing of the Recoverable Amount as set forth in Section 2.4 below, accompanied by a reasonably detailed computation thereof. For the sake of clarity, the recovery rule in this Section 2.1 shall apply regardless of any misconduct, fault, or illegal activity of the Company, any Executive Officer, the Company’s Board of Directors (the “Board”) or any committee thereof.

2.2 Compensation Subject to Recovery.

(a) Incentive-Based Compensation subject to mandatory recovery under Section 2.1 includes any Incentive-Based Compensation received by an Executive Officer:

(i) After beginning service as an Executive Officer;

(ii) Who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;

(iii) While the Company has a class of securities listed on a national securities exchange or a national securities association; and

(iv) During the Look-Back Period.

(b) As used in this Section 2.2, Incentive-Based Compensation is deemed “received” in the fiscal period that the Financial Reporting Measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. This Section 2.2 will only apply to Incentive-Based Compensation received in any fiscal period ending on or after the effective date of Section 303A.14.

2.3 Recoupment.

(a) The Compensation Committee of the Board (the “Compensation Committee”) shall determine, in its sole discretion, the method for recouping Incentive-Based Compensation, which may include, without limitation: (i) requiring reimbursement of Incentive-Based Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) deducting the amount to be recouped from any compensation otherwise owed by the Company to the Executive Officer; (iv) cancelling outstanding vested or unvested equity awards; and/or (v) taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

2.4 Recoverable Amount.

(a) The “Recoverable Amount” is equal to the amount of Incentive-Based Compensation received in excess of the amount of Incentive-Based Compensation that would have been received had it been determined based on the restated amounts in the Financial Restatement, without regard to taxes paid by the Company or the Executive Officer.

(b) In the event the Incentive-Based Compensation is based on a measurement that is not subject to mathematical recalculation, the Recoverable Amount shall be based on a reasonable estimate of the effect of the Financial Restatement, as determined by the Compensation Committee, which shall be set forth in writing and such documentation shall be maintained and provided to the NYSE. For example, in the case of Incentive-Based Compensation based on stock price or total shareholder return, the Recoverable Amount shall be based on a reasonable estimate of the effect of the Financial Restatement on the stock price or total shareholder return, as applicable, upon which the Recoverable Amount was received.

2.5 Exceptions to Applicability. The Company must recover the Recoverable Amount of Incentive-Based Compensation as stated above in Section 2.1, unless the Compensation Committee, or in the absence of such committee, a majority of the independent directors serving on the Board, makes a determination that recovery would be impracticable, and at least one of the following applies:

(a) The direct expense paid to a third party to assist in enforcing recovery would exceed the Recoverable Amount; provided that the Company must make a reasonable attempt to recover the Recoverable Amount before concluding that recovery is impracticable, document such reasonable attempt to recover the Recoverable Amount and provide such documentation to the NYSE; or

(b) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company and its subsidiaries, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

3. Miscellaneous.

3.1 The Board shall have full authority to administer, amend or terminate this Policy. The Board shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Board shall be final, binding and conclusive. The Board may delegate any of its powers under this Policy to the Compensation Committee of the Board or any subcommittee or delegate thereof.

3.2 The Board or Compensation Committee may require that any incentive plan, employment agreement, equity award agreement, or similar agreement entered into on or after the date hereof shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy, including the repayment of the Recoverable Amount of erroneously awarded Incentive-Based Compensation.

3.3 Any right of recoupment under this Policy is in addition to, and not in lieu of, any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.

3.4 The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce an Executive Officer’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. If an Executive Officer fails to repay erroneously awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such erroneously awarded Incentive-Based Compensation from the Executive Officer, and the Executive Officer shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such erroneously awarded Incentive-Based Compensation.

3.5 The Board may, in its sole discretion and in the exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding any Financial Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

3.6 The Company shall not indemnify any Executive Officer or other individual against the loss of any incorrectly awarded or otherwise recouped Incentive-Based Compensation.

3.7 The Company shall comply with applicable compensation recovery policy disclosure rules of the Commission.

3.8 If any provision of this Policy or the application of such provision to any Executive Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

3.9 Each Executive Officer shall sign and return to the Company, as part of such Executive Officer’s annual questionnaire delivered to the Company in connection with its preparation of its annual report and proxy statement, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

4. Definitions.

4.1 Executive Officer. “Executive Officer” shall mean the Company’s Chief Executive Officer, President, Chief Financial Officer, or principal accounting officer (or, if there is no such accounting officer, the Controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer or person who performs a significant policy-making function for the Company, whether such person is employed by the Company or a subsidiary thereof. For the sake of clarity, “Executive Officer” includes at a minimum executive officers identified by the Board pursuant to 17 CFR 229.401(b) and Section 303A.14.

4.2 Financial Reporting Measure. “Financial Reporting Measure” means any reporting measure that is determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Stock price and total shareholder return are considered to be Financial Reporting Measures for purposes of this Policy. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

4.3 Financial Restatement. A “Financial Restatement” means any accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or (ii) is not material to previously issued financial statements, but would result in a material misstatement if the error were left uncorrected in the current period or the error correction were recognized in the current period (commonly referred to as a “little r” restatement). For purposes of this Policy, the date of a Financial Restatement will be deemed to be the earlier of (i) the date the Board, a committee of the Board, or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.

4.4 Incentive-Based Compensation. “Incentive-Based Compensation” means any compensation that is granted, earned, or vests based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, Incentive-Based Compensation does not include (i) base annual salary, (ii) compensation that is awarded based solely on service (including any time-vesting award, including a time-vesting stock option, restricted stock or restricted stock unit), (iii) compensation that is awarded solely at the discretion of the Compensation Committee of the Board (provided, however, the exercise of negative discretion with respect to an award that is otherwise based on attainment of a Financial Reporting Measure will not be considered discretionary for this purpose), or (iv) compensation that is awarded based on subjective standards, strategic measures (including the completion of a transaction), or operational measures.

4.5 Look-Back Period. The “Look-Back Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare a Financial Restatement and any transition period as set forth in Section 303A.14. For this purpose, the Company is deemed to be required to prepare a Financial Restatement on the earlier of: (i) the date the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement; and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Financial Restatement. The Company’s obligation to recover erroneously awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Commission.

EXHIBIT A

Brown & Brown, Inc.

Policy Regarding the Mandatory Recovery of Compensation

Acknowledgement Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Brown & Brown, Inc. (the “Company”) Policy Regarding the Mandatory Recovery of Compensation (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded Incentive-Based Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

EXECUTIVE OFFICER:

Signature

Print Name

Date